Exhibit (12)
                                                                   ------------

                                Pitney Bowes Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
              -----------------------------------------------------

(Dollars in thousands)

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                           2004            2003
                                                   ------------    ------------

Income before income taxes....................     $    186,021    $    166,275

Add:
  Interest expense............................           41,472          43,799
  Portion of rents representative
    of the interest factor....................           13,215          11,665
  Amortization of capitalized
    interest..................................              369             368
  Minority interest in the income of
    subsidiary with fixed charges.............              910           1,097
                                                   ------------    ------------
Income as adjusted............................     $    241,987    $    223,204
                                                   ============    ============

Fixed charges:
  Interest expense............................     $     41,472    $     43,799
  Portion of rents representative
    of the interest factor....................           13,215          11,665
  Minority interest, excluding taxes, in the
    income of subsidiary with fixed charges...            1,337           1,601
                                                   ------------    ------------
Total fixed charges...........................     $     56,024          57,065
                                                   ============    ============

Ratio of earnings to fixed charges............             4.32            3.91
                                                   ============    ============

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.